Exhibit 10.36
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
NYSE EURONEXT OMNIBUS INCENTIVE PLAN
[Form of Agreement for Non-Employee Directors]
This Agreement (this “Agreement”) entered into on this [•] day of [•], 20__, by and between NYSE Euronext (the “Company”) and [insert name] (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the NYSE Euronext Omnibus Incentive Plan (the “Plan”), which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”); and
WHEREAS, pursuant to Section 10.1 of the Plan, the Committee may grant restricted stock units to the Participant, as a Non-Employee Director.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Grant of Restricted Stock Units. Subject to the restrictions and other conditions set forth herein and in the Plan, the Committee has authorized this grant of [insert number of shares of Common Stock issuable on settlement of award] restricted stock units (“RSUs”) to the Participant on [insert date] (the “Grant Date”).
2. Vesting. The RSUs shall be fully vested on the Grant Date; provided, however, that the RSU Shares (as defined in Section 3) shall not be distributed to the Participant other than in accordance with Section 3.
3. Termination. The Company shall distribute to the Participant (or, in the event of death, to his or her estate) [insert number of shares of Common Stock issuable on settlement of award] shares of Common Stock (such shares, collectively, the “RSU Shares”) on the 60th day following the Participant’s Termination, other than a Termination for Cause, (or as soon as practicable thereafter (but in all events not later than 90 days after such Termination)); provided that, if the Participant timely elects pursuant to an election form provided by the Company (which form shall be deemed incorporated into this Agreement) an alternative schedule for distribution of the RSU Shares, the Company shall distribute the RSU Shares to the Participant in accordance with such schedule. Upon the distribution of any of the RSU Shares under this Agreement, all obligations of the Company with respect to the corresponding RSUs shall be deemed satisfied. On the Participant’s Termination for Cause, all of the RSUs granted hereunder shall immediately be forfeited.
4. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the RSU Shares, unless and until the Participant has become the holder of record upon distribution of such Shares. Except as otherwise specifically provided for in the Plan, no adjustments shall be made for dividends in cash or other property, distributions or other rights with respect to the RSUs or the RSU Shares. Unless and until the RSU Shares are distributed to the Participant, such Shares shall not be Transferable by the Participant.
5. Dividend Equivalents. If any cash dividend (whether regular or extraordinary) is paid on shares of Common Stock at any time that any of the RSUs remain outstanding, the Participant shall receive an amount in cash with respect to such dividend (any such amount, a “Cash Dividend Equivalent”). The amount of any such Cash Dividend Equivalent shall equal the amount of the cash dividend that the Participant would have received on the undistributed RSU Shares had such Shares been distributed to the Participant as of the applicable dividend record date. Any such Cash Dividend Equivalent shall be paid to the Participant on or within 30 days after the date on which the applicable dividend is paid.
6. Provisions of Plan Control. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meanings as set forth in the Plan. The Participant has read carefully, and understands, the terms, conditions and provisions of the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements between the Company and the Participant with respect to the subject matter hereof.
7. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code or any other applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. While the Company does not guarantee any particular tax treatment with respect to the RSUs and the RSU shares, payment of the RSU Shares is intended either to qualify as a “short-term deferral” under Section 409A of the Code or to comply with Section 409A. Notwithstanding the foregoing or anything else in this Agreement, if the Committee considers the Participant to be one of the Company’s “specified employees” under Section 409A of the Code at the time of the Participant’s Termination and such Termination constitutes a “separation from service” under Section 409A, any distribution that otherwise would be made to the Participant with respect to the RSUs as a result of such Termination shall not be made until the date that is six months after such Termination, except to the extent that earlier distribution would not result in the Participant incurring interest or additional tax under Section 409A of the Code.
8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:
NYSE Euronext
11 Wall Street
New York, New York 10005
Attention: Secretary
If to the Participant, to the address on file with the Company.
9. No Obligation to Continue Employment or Directorship. This Agreement is not an agreement of employment or directorship. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or to continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any RSUs are outstanding.
10. Miscellaneous.
     (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
     (b) If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.
11. Transfer of Personal Data. [The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the RSUs, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.]1
[The Participant consents to the holding and processing of data about the Participant and the Participant’s dependants (including sensitive personal data) for the purposes of administering the RSUs granted hereunder and the disclosure of such data (even outside the European Union) to the Company and/or any Affiliate and to any potential purchaser thereof and to the advisors of the Company and/or any Affiliate and to the Committee (or its authorized delegate).]2
12. NO ACQUIRED RIGHTS. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS EXCEPTIONAL AND UNIQUE AND IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE

[1]	This provision is included in all awards other than those to employees in the United Kingdom.

[2]	This provision is included in awards to employees in the United Kingdom.

COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.]

[Acceptance of this Agreement by the Participant constitutes acceptance of these terms, effective as of the day and year first set forth above.]3
[IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.
NYSE EURONEXT
Name:
Title:
PARTICIPANT
___________________________]4
[(SIGNATURE REQUIRED)]5

[3]	This provision is included only in awards to employees in the United States.

[4]	Signatures are included in awards to employees other than in the United States.

[5]	The signature of the award recipient is required in awards to employees in Belgium.

5